Exhibit 99.1

Investor Relations: Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

October 24, 2023

Southern Copper Corporation (NYSE and BVL: SCCO)

● 3Q23 net sales were $2,505.6 million. This represented a 16.2% increase with regard to 3Q22, which was driven by higher metal prices for copper (+8.0%, LME), molybdenum (+47.4%) and silver (+23.6%). The sales volume for molybdenum increased (+12.5%) but fell for copper (-4.5%), silver (-7.2%) and zinc (-10.8%).

•

On a year-to-date basis, net sales represented growth of 5.2% over the base in 2022, which reflected an increase in sales volume for copper (+5.3%) and higher metal prices for molybdenum (+43.6%) and silver (+7.0%) and a drop in metal prices for copper (-5.3%) and zinc (-26.1%).

•

Net income in 3Q23 was $619.5 million, which represented a 19.4% increase with regard to the $519.0 million registered in 3Q22. The net income margin in 3Q23 stood at 24.7%, versus 24.1% in 3Q22. These improvements were mainly driven by an increase in sales.

•

3Q23 adjusted EBITDA was $1,290.6 million, which represented an increase of 26.8% with regard to the $1,017.9 million registered in 3Q22. The adjusted EBITDA margin in 3Q23 stood at 51.5% versus 47.2% in 3Q22. Adjusted EBITDA in 9M23 was $3,973.9 million, 6.9% higher than in 9M22. The adjusted EBITDA margin in 9M23 stood at 52.3% vs 51.4% in 9M22.

•	Cash flow from operating activities in 9M23 was $3,032.1 million, which represented an increase of 76.2% over the $1,720.6 million posted in 9M22.
•

Copper production was slightly lower than in 3Q22 in quarter-on-quarter terms and stood at 226,120 tons. The decrease in production at our Peruvian operations (-2.1%) was mainly driven by our Cuajone mine, which reported lower ore grades; this was partially offset by higher production at Toquepala mine due to better ore grades. Production at our Mexican operations decreased 1.8% in a quarter-on-quarter terms mainly due to lower production at our Buenavista mine (-2.5%). On a YoY basis, copper production rose 3.6% in 2023 to stand at 676,925 tons, which reflected higher production at our Peruvian operations.

•

By-product production: Molybdenum production increased (+12.6%) in 3Q23 compared to 3Q22 due to higher production at the Toquepala, Buenavista and La Caridad mines. Mined zinc production rose 9.4% this quarter due to higher production at the Charcas and Santa Barbara units, which was mainly attributable to an increase in processed material. These results were partially offset by lower production at the San Martin mine due to lower ore milled. Mined silver production registered a decrease of 10% in 3Q23, which was driven by reductions at all our operations, with the exception of our Toquepala mine. On a YoY basis, zinc and molybdenum production were up 8.6% and 0.8% respectively compared to 2022. Silver production remained at the same level.

•

Operating cash cost per pound of copper, including by-product revenue credits, was $0.98 in 3Q23, which represented a decrease of 12.4% compared to the $1.12 reported in 2Q23. This result was mainly due to an increase in by-product revenue credits (+16.8%), which was partially offset by higher production costs (+1.3%) and by the unit cost effect generated by a decrease in pounds of copper produced (-1.3%). The 3Q23 operating cash cost decreased by 5.3% when compared to the $1.03 reported in 3Q22.

THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

•	In 9M23, we spent $753.2 million on capital investments, which represents 38.0% of net income and reflects a 14.5% uptick in capital expenses YoY.
•	Dividends: On October 19, 2023, the Board of Directors authorized a dividend of $1.00 per share payable on November 22, 2023 for shareholders of record at the close of business on November 8, 2023.

Mr. German Larrea, Chairman of the Board, commenting on the Company’s progress and current circumstances, said:

╬ On October 5, 2023, Grupo Mexico lost one of the pillars of its organization, Executive Vice President Xavier Garcia de Quevedo. Over a period spanning 50 years, Xavier steered the Company with intelligence, sound judgement and hard work. He took great pleasure in sharing knowledge, developing talent, and supporting multiple generations of employees at our organization. We will miss him deeply.

Thanks to our focus on cost control against inflation, our Cash Cost has begun to reflect favorable results and posted a quarterly reduction of 12.4% compared with 2Q23 and 5.3% compared with 3Q22. Southern Copper expects to maintain strong cost competitiveness as we increase our production capacity over the next ten years to 1.6 million tons of copper and bolster production of our main by-products: molybdenum, zinc and silver.

Key Financial Data

	Third Quarter				Nine Months
	2023	2022	Variance		2023	2022	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$ 2,505.6	$ 2,156.9	$348.7	16.2%	$7,600.2	$ 7,227.6	$372.6	5.2%
Cost of sales	1,175.7	1,137.9	37.8	3.3%	3,517.6	3,442.3	75.3	2.2%
Operating income	1,069.2	787.2	282.0	35.8%	3,323.6	3,065.7	257.9	8.4%
Net income	$ 619.5	$ 519.0	$100.5	19.4%	$1,980.2	$ 1,736.1	$244.1	14.1%
Net income margin	24.7%	24.1%	0.6pp	2.5%	26.1%	24.0%	2.1pp	8.8%
Adjusted EBITDA	1,290.6	1,017.9	272.7	26.8%	3,973.9	3,717.7	256.2	6.9%
Adjusted EBITDA margin	51.5%	47.2%	4.3pp	9.1%	52.3%	51.4%	0.9pp	1.8%
Income per share	$ 0.80	$ 0.67	$0.13	19.4%	$ 2.56	$ 2.25	$ 0.31	13.8%
Capital investments	262.7	227.9	34.8	15.3%	753.2	657.6	95.6	14.5%

3Q23	www.southerncoppercorp.com	Page 2 of 12

THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in the Buenavista Zinc, Pilares, El Pilar and El Arco projects in Mexico and in the Tia Maria, Los Chancas and Michiquillay projects in Peru. This capital forecast includes several infrastructure investments, including key investments to bolster the competitiveness of the El Arco project.

Projects in Mexico:

Buenavista Zinc - Sonora: This project is located in Cananea, Sonora within the Buenavista deposit, where we have built a new concentrator plant. This facility has a production capacity of 100,000 tonnes of zinc and 20,000 tonnes of copper per year. When operating, the concentrator will double the Company’s zinc production capacity and will provide more than 2,000 jobs on the operating front.

Project update: the capital budget for the project is $413 million, most of which has already been invested. Progress is 99%; we have initiated the commissioning process. The ramping up of the plant, initially scheduled to conclude in 4Q23, has been pushed back to 1Q24 given that the concentrator requires technical adjustments.

Pilares - Sonora: Located six kilometers from La Caridad, this is actually an open-pit mine operation with an annual production capacity of 35,000 tonnes of copper in concentrate. This will significantly improve the overall mineral ore grade (considering the 0.78% expected from Pilares with 0.29% from La Caridad).

Project update: The budget for Pilares is $176 million, of which $144 million has been invested. Pilares is currently operating and delivering copper ore to the Caridad operation.

El Pilar - Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tonnes of ore with an average copper grade of 0.249%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tonnes of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million.

Project update: The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery and we are evaluating different options to improve the same. The basic engineering study has been completed and the Company is engaging in project development and onsite environmental activities. Project engineering is being developed by an external engineering and technology company. Mine life is estimated at 13 years.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 1,230 million tonnes with an average ore grade of 0.40% and 141 million tonnes of leach material, with an average ore grade of 0.27%. The project includes an open-pit mine with a combined concentrator and SX-EW operations. Annual production is expected to total 190,000 tonnes of copper and 105,000 ounces of gold.

Project update: The Company has completed the environmental baseline study for the mine, concentrator and industrial facilities and will proceed to submit the Environmental Impact Statement (Manifestacion de Impacto Ambiental “MIA”) to the Secretary of Environment and Natural Resources “SEMARNAT” to request the respective environmental impact permits. The Company is currently preparing studies for the port, power lines, townsites and auxiliary facilities.

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THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Projects in Peru:

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards to produce 120,000 tons of SX- EW copper cathodes per year. The estimated capital budget for the project is $1.4 billion.

Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs that we expect to generate during Tia Maria’s construction. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2030. We continue to engage in social and environmental improvements for the local communities and work on the project’s environmental impact assessment.

Project update: As of September 30, 2023 the Company has held talks with representatives of the Tiaparo Community to acquire part of the land required for the project. Simultaneously, we continue to work with the Peruvian authorities to eliminate illegal mining activities at our concession. SCC will initiate hydrogeological and geotechnical studies soon to gather additional information on the characteristics of the Los Chancas deposit.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world class mining project with inferred mineral resources of 2,288 million tons with an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years and at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru’s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: In 2023, in accordance with our social agreements with the Michiquillay and La Encañada communities, the Company has hired unskilled labor and is paying for the use of surface land. We are also supporting social programs in both communities. Simultaneously, exploration activities are underway. As of September 30, 2023, we had drilled 46,500 meters and obtained 14,892 core samples, which are currently under evaluation.

3Q23	www.southerncoppercorp.com	Page 4 of 12

THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Environmental, Social & Corporate Governance (ESG) Practices

Investments that transcend. We are building drinking water infrastructure to remedy shortages in Cananea and Nacozari communities in Sonora, Mexico; approximately 75 thousand residents will benefit from these initiatives. This effort is aligned with our policies and commitments for sustainable development and is part of the US$77 million that we have invested in Mexico and Peru over the last 5 years.

Innovation in the use and efficiency of water. We are currently recovering about 6 thousand cubic meters of water per day through the new tailings filtering plant in Quebrada Honda, Peru, which is equivalent to 0.6 m3 of water per ton of tailings. With a design capacity of 10,000 tons/day and an investment to date of $27 million, this dam filter is the largest tailings processing unit of its kind in the market.

Focus on prevention and risk management. In September 2023, our Buenavista del Cobre unit in Sonora received “Safe and Healthy Work Environments” (“ELSSA”) recognition from the Mexican government after successfully passing an audit conducted by the Mexican Social Security Institute. All of our other Mexican units also hold this recognition, which is awarded to companies that implement effective strategies and preventive actions for occupational health and safety.

We continue to make progress with our Critical Risk Registry and the performance levels of the controls in place to prevent or mitigate undesirable events have improved. To achieve this, we have involved the heads of each operating unit in the process to establish and continuously monitor controls. All results are reported to managing executives on a monthly basis to facilitate supervision and subsequent monitoring by the Board of Directors.

Innovation in climate change mitigation. In September 2023, Southern Perú received the 2023 National Mining Award in the Mining Economy category within the framework of PERUMIN 36 Mining Convention held in Arequipa, Peru. The winning study “Integration scenarios of renewable electricity generation systems in the mining sector of Peru by 2050”, prepared by Eng. Rolando Jesus Claros, from the Power System area, proposes the use of clean and renewable energy sources as part of the global energy transition process. Southern Copper aims to achieve net-zero emissions by 2050.

Disclosure, transparency, and accountability. To provide more clarity regarding Southern Copper's performance on ESG issues, we have published a supplement to the 2022 Sustainable Development Report and have also incorporated new topics on our sustainable development page to address biodiversity, our people, human rights and the supply chain.

At the behest of our investors, we have expanded our responses to the CDP questionnaires to include the “Forests” questionnaire. This information complements responses to our “Climate change” and “Water security” questionnaires, which have been available since 2016 and 2022 respectively.

From loss to gain: A journey of environmental restoration. Year to date, we have reforested 3 times the area impacted in the same period (1,398 hectares replanted versus 424 hectares impacted). Additionally, we have implemented works to retain 10,722 tons of soil that would have otherwise been lost to erosion in the state of Sonora, Mexico. These actions are within the framework of our strategy to achieve zero net deforestation and generate a net positive impact on biodiversity, particularly in areas close to our operations.

Harmony and human development in communities where we operate. Inhabitants of the communities near our operations are highly active in the social programs we offer. Thus far this year, we have recorded 170 thousand participations in these programs, which is a 7% increase from the previous year.  One of our most noteworthy efforts, the Youth Orchestras and Choirs program, recently celebrated is fifth year in Nacozari de Garcia, Sonora and is now present in 11 communities with 1,596 students in Mexico and Perú.  To date, 8 out of 10 of our alumni pursue a bachelor´s degree, with 2% choosing music as their life project.

3Q23	www.southerncoppercorp.com	Page 5 of 12

THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s third quarter earnings conference call will be held on October 25, 2023, beginning at 11:00 AM – EST (10:00 AM Lima and 9:00 AM Mexico City time).

To participate in the call, it is necessary to register in the following link:

https://register.vevent.com/register/BI466a77e66cf245bd880a4093ad5b9141

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m052ea25a346ef278636d214f3e02600a

3Q23	www.southerncoppercorp.com	Page 6 of 12

THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2023	4.05	4.09	32.04	1.42	22.53	1,888.63
2Q 2023	3.85	3.85	20.87	1.15	24.26	1,977.85
3Q 2023	3.79	3.77	23.59	1.10	23.60	1,928.61
9M 2023	3.90	3.90	25.50	1.22	23.46	1,931.70

1Q 2022	4.53	4.54	18.99	1.70	24.05	1,873.63
2Q 2022	4.32	4.34	18.30	1.78	22.65	1,872.01
3Q 2022	3.51	3.50	16.00	1.48	19.10	1,728.33
4Q 2022	3.63	3.66	21.17	1.36	21.25	1,729.21
9M 2022	4.12	4.12	17.76	1.65	21.93	1,824.66
Average 2022	4.00	4.01	18.61	1.58	21.76	1,800.80

Variance: 3Q23 vs. 3Q22	8.0%	7.7%	47.4%	(25.7)%	23.6%	11.6%
Variance: 3Q23 vs. 2Q23	(1.6)%	(2.1)%	13.0%	(4.3)%	(2.7)%	(2.5)%
Variance: 9M23 vs. 9M22	(5.3)%	(5.3)%	43.6%	(26.1)%	7.0%	5.9%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	%	2023	2022	%
Copper (tons)
Mined	226,120	230,522	(1.9)%	676,925	653,430	3.6%
3rd party concentrate	893	271	229.5%	1,573	29,584	(94.7)%
Total production	227,013	230,793	(1.6)%	678,498	683,014	(0.7)%
Smelted	162,914	163,661	(0.5)%	474,551	481,959	(1.5)%
Refined and Rod	211,512	214,684	(1.5)%	613,982	631,138	(2.7)%
Sales	224,706	235,210	(4.5)%	672,442	638,538	5.3%

Molybdenum (tons)
Mined	6,859	6,092	12.6%	19,656	19,504	0.8%
Sales	6,935	6,164	12.5%	19,718	19,507	1.1%

Zinc (tons)
Mined	16,281	14,881	9.4%	48,579	44,748	8.6%
Refined	25,109	28,525	(12.0)%	74,563	73,207	1.9%
Sales	24,883	27,901	(10.8)%	73,258	72,220	1.4%

Silver (000s ounces)
Mined	4,390	4,875	(10.0)%	13,605	13,602	0.02%
Refined	3,274	3,694	(11.4)%	8,718	10,622	(17.9)%
Sales	4,421	4,764	(7.2)%	13,584	13,632	(0.4)%

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THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	VAR %	2023	2022	VAR %
	(in millions, except per share amount)

Net sales:	$2,505.6	$2,156.9	16.2%	$7,600.2	$7,227.6	5.2%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,175.7	1,137.9	3.3%	3,517.6	3,442.3	2.2%
Selling, general and administrative	32.7	30.2	8.3%	94.1	91.4	3.0%
Depreciation, amortization and depletion	212.5	192.0	10.7%	625.4	597.6	4.7%
Exploration	15.5	9.6	61.5%	39.5	30.6	29.1%
Total operating costs and expenses	1,436.4	1,369.7	4.9%	4,276.6	4,161.9	2.8%

Operating income	1,069.2	787.2	35.8%	3,323.6	3,065.7	8.4%

Interest expense, net of capitalized interest	(81.5)	(84.2)	(3.2)%	(245.8)	(257.2)	(4.4)%
Other income (expense)	8.9	38.7	(77.0)%	24.9	54.4	(54.2)%
Interest income	20.8	7.8	166.7%	65.3	16.7	291.0%
Income before income tax	1,017.4	749.5	35.7%	3,168.0	2,879.6	10.0%
Income taxes	395.3	228.5	73.0%	1,170.2	1,137.0	2.9%
Net income before equity earnings of affiliate	622.1	521.0	19.4%	1,997.8	1,742.6	14.6%
Equity earnings of affiliate	(0.1)	(0.1)	-%	(10.3)	0.3	(3,533.3)%
Net Income	622.0	520.9	19.4%	1,987.5	1,742.9	14.0%

Less: Net income attributable to non-controlling interest	2.5	1.9	31.6%	7.3	6.8	7.4%

Net Income attributable to SCC	$619.5	$519.0	19.4%	$1,980.2	$1,736.1	14.1%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.80	$0.67	19.4%	$2.56	$2.25	13.8%
Dividends paid	$1.00	$0.75	33.3%	$3.00	$3.00	-%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

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THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2023	2022	2022
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$ 1,967.1	$ 2,069.7	$ 2,184.5
Short-term investments	247.1	208.3	0.3
Accounts receivable	1,211.1	1,473.8	1,154.7
Inventories	975.5	1,013.9	1,053.3
Other current assets	347.2	422.0	566.5
Total current assets	4,748.0	5,187.7	4,959.3

Property, net	9,730.8	9,596.6	9,554.5
Leachable material, net	1,089.6	1,064.3	1,075.1
Intangible assets, net	130.5	134.7	137.2
Right-of-use assets	786.9	851.4	869.7
Deferred income tax	257.0	237.3	245.7
Other assets	222.2	205.4	241.7
Total assets	$16,965.0	$17,277.4	$17,083.2

LIABILITIES
Current liabilities:
Current portion of long-term debt	$ -	$ -	$ 300.0
Accounts payable	618.5	657.6	662.6
Income taxes	213.6	138.1	94.7
Accrued workers’ participation	200.1	236.3	178.5
Other accrued liabilities	251.9	203.7	249.0
Total current liabilities	1,284.1	1,235.7	1,484.8

Long-term debt	6,253.8	6,251.2	6,250.3
Lease liabilities	715.1	774.1	792.8
Deferred income taxes	145.0	161.2	132.2
Non-current tax payable	82.0	40.6	75.4
Other liabilities	72.5	82.4	98.9
Asset retirement obligation	604.3	585.3	620.8
Total non-current liabilities	7,872.7	7,894.8	7,970.4

EQUITY
Stockholders’ equity:
Common stock	3,523.4	3,498.5	3,486.7
Treasury stock	(3,131.1)	(3,107.6)	(3,096.3)
Accumulated comprehensive income	7,352.5	7,693.3	7,176.4
Total stockholders’ equity	7,744.8	8,084.2	7,566.8
Non-controlling interest	63.4	62.7	61.2
Total equity	7,808.2	8,146.9	7,628.0

Total liabilities and equity	$16,965.0	$17,277.4	$17,083.2

As of September 30, 2023, December 31, 2022 and September 30, 2022 there were 773.1 million shares outstanding.

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THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in millions)

OPERATING ACTIVITIES
Net income	$622.0	$520.9	$1,987.5	$1,742.9
Depreciation, amortization and depletion	212.5	192.0	625.4	597.6
Deferred income tax	(49.6)	52.6	(43.3)	84.5
Change in operating assets and liabilities	265.0	(183.8)	426.4	(781.6)
Other, net	(0.1)	8.4	36.1	77.2
Net cash provided by operating activities	1,049.8	590.1	3,032.1	1,720.6

INVESTING ACTIVITIES
Capital investments	(262.7)	(227.9)	(753.2)	(657.6)
Sale of short-term investment, net	(246.8)	242.3	(38.8)	486.6
Other, net	0.5	-	0.6	-
Net cash (used in) provided by investing activities	(509.0)	14.4	(791.4)	(171.0)

FINANCING ACTIVITIES
Dividends paid	(773.1)	(579.8)	(2,319.3)	(2,319.3)
Distributions to non-controlling interest	(2.1)	(0.4)	(6.6)	(4.2)
Other	0.1	0.1	0.2	0.2
Net cash used in financing activities	(775.1)	(580.1)	(2,325.7)	(2,323.3)

Effect of exchange rate changes on cash	2.4	47.0	(17.6)	(43.8)

(Decrease) / Increase in cash and cash equivalents	$(231.9)	$71.4	$(102.6)	$(817.5)

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THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

3Q23	www.southerncoppercorp.com	Page 11 of 12

THIRD QUARTER AND NINE MONTHS 2023 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Third Quarter		Year to date
	2023	2022	2023	2022

Net income attributable to SCC	$ 619.5	$ 519.0	$1,980.2	$1,736.1
Add:
Net income attributable to the non-controlling interest	2.5	1.9	7.3	6.8
Income taxes	395.3	228.5	1,170.2	1,137.0
Interest expense	81.5	84.2	245.8	257.2
Depreciation, amortization and depletion	212.5	192.0	625.4	597.6
Less:
Equity earnings of affiliate	0.1	0.1	10.3	(0.3)
Interest income	(20.8)	(7.8)	(65.3)	(16.7)
Adjusted EBITDA	$1,290.6	$1,017.9	$3,973.9	$3,717.7

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	3rd quarter 2023		3rd quarter 2022		Nine months 2023		Nine months 2022
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,175.7	245.8	1,137.9	233.3	3,517.6	245.0	3,442.3	247.9
Add:
Selling, general and administrative expenses	32.7	6.8	30.2	6.2	94.1	6.6	91.4	6.6
Treatment and refining charges net of sales premiums	(9.0)	(1.9)	(5.7)	(1.2)	(17.1)	(1.2)	(28.0)	(2.0)
Less:
Workers participation	(59.2)	(12.4)	(31.8)	(6.5)	(195.7)	(13.6)	(208.2)	(15.0)
Purchased concentrates from third parties	(42.5)	(8.9)	(35.9)	(7.4)	(144.9)	(10.1)	(261.2)	(18.8)
Other charges	(15.7)	(3.0)	(43.9)	(8.9)	(86.0)	(6.1)	(269.3)	(19.4)
Inventory change	(9.0)	(1.9)	(45.2)	(9.3)	(47.7)	(3.3)	27.5	2.0
Operating cash cost before by-product revenues	1,073.0	224.4	1,005.6	206.2	3,120.3	217.3	2,794.5	201.3

Less by-products revenue	(604.3)	(126.4)	(501.1)	(102.7)	(1,752.3)	(122.0)	(1,549.9)	(111.6)

Operating cash cost, net of by-products revenue	468.7	98.0	504.5	103.5	1,368.0	95.3	1,244.6	89.7

Total pounds of copper produced, in millions		478.3		487.8		1,435.7		1,388.5

3Q23	www.southerncoppercorp.com	Page 12 of 12